                                                                  Exhibit 99

                            [Solutia Letterhead]


  FOR IMMEDIATE RELEASE
----------------------------------------------------------------------------
                    Contact: Investor Relations - Marleen Judge 314-674-7777
                                       Media - Liesl Livingston 314-674-5555

                       SOLUTIA REPORTS SECOND QUARTER
                         LOSS OF 20 CENTS PER SHARE
                       AND PROVIDES LITIGATION UPDATE



SALES SUMMARY
FROM CONTINUING OPERATIONS ($M)

                                            SALES        CHANGE FROM       CHANGE FROM
                                           2Q 2003         2Q 2002           1Q 2003
                                           -------         -------           -------
Performance Products and Services           $261             +7%               +7%
Integrated Nylon                            $350             +3%               -1%
Total Net Sales                             $611             +4%               +3%


         ST. LOUIS, July 29, 2003/PRNewswire-FirstCall/ -- Solutia Inc. (NYSE: SOI) today reported a second quarter loss of $21 million, or 20 cents per share, on net sales of $611 million. This compares to income from continuing operations for the second quarter of 2002 of $11 million, or 10 cents per share, on net sales of $585 million.

         Solutia's operations for the second quarter versus the year-ago period were negatively impacted by elevated raw material and energy costs, increased interest expense and severance costs associated with workforce reductions, offset to some extent by higher sales prices, favorable currency exchange rate fluctuations and improved manufacturing operations.

         The second quarter net loss included charges of approximately
$7 million after tax resulting from several events. The Company eliminated approximately 280 positions during the quarter, incurring severance charges of $5 million after tax. In addition, the Flexsys and Astaris joint ventures, in which the Company has a fifty percent ownership stake, incurred restructuring charges during the quarter. Solutia's share of these charges was approximately $2 million after tax.

         "Notwithstanding quarterly sales revenue of $611 million, our earnings continued to be adversely impacted by persistently elevated raw material and energy costs and significant over capacity in the market place. The pace of the economic recovery in North America has yet to spark increased demand," said Chairman and Chief Executive Officer John Hunter. "We continue to take necessary actions to offset these circumstances, such as streamlining our Acrilan acrylic fibers product line to focus on specialty products, reducing headcount, managing discretionary spending and passing along cost increases when possible," Hunter said.

LITIGATION AND LEGACY LIABILITIES UPDATE

          "The second quarter proved to be very difficult for Solutia as our financial performance continues to be also adversely influenced by the ongoing cash drain from the legacy issues we assumed as part of the spin off from what is now Pharmacia," stated Hunter. "Most notable of the legacy liabilities is the PCB litigation in Alabama. The verdicts in the property damage phase of the Abernathy case continued to mount in the second quarter. The situation will not improve in the third quarter as the personal injury phase of Abernathy will begin and then the Tolbert case will go to trial early in the fourth quarter."

         "In the last few weeks, the defendants have made significant efforts to obtain a comprehensive resolution of the Anniston PCB litigation, but to no avail. Our hope of reaching a fair and equitable resolution of the PCB issues in Anniston in the near term has been significantly diminished due to the unrealistic demand of the plaintiffs' attorneys and by the continued adverse results in the courtroom," Hunter noted.

         "Without a dramatic change in circumstances, the overhang of this legacy litigation will significantly restrict the alternatives we have to address our future liquidity requirements with respect to bond maturities in late 2004 and early 2005 and the projected contributions to our pension plans beginning in 2005. We are currently considering all available alternatives to address our legacy issues and our future liquidity needs," Hunter stated.

YEAR-TO-DATE RESULTS FROM CONTINUING OPERATIONS

         For the first half of 2003, Solutia's net loss from continuing operations was $38 million, or 36 cents per share, on net sales of $1,207 million. Continuing operations for the first half of 2003 included net charges of $16 million after tax for several items, such as restructuring charges primarily related to workforce reductions of approximately
450 positions, and restructuring charges at the Flexsys and Astaris joint ventures. These charges were partially offset by a gain from the recovery of a previously written off uncollectible Russian customer account. This compares to income from continuing operations for the first half of 2002 of $15 million, or 14 cents per share, on net sales of $1,105 million. Earnings from continuing operations for the first half of 2002 included a gain of $3 million after tax from the sale of Solutia's interest in the Advanced Elastomer Systems joint venture.

         The decline in earnings for the first half of 2003 was due to elevated raw material and energy costs, increased interest expense and severance costs associated with workforce reductions, offset to some extent by higher sales prices, favorable currency exchange rate fluctuations and improved manufacturing operations.

SEGMENT DATA

         Performance Products and Services net sales for the second quarter of 2003 increased $16 million compared to the same period of 2002 primarily due to strengthened foreign currencies and slightly higher volumes. Net sales increased in the Performance Films product lines on a quarter-over-quarter basis due to strengthened foreign currencies and higher volumes. Net sales also increased in Industrial Products versus second quarter 2002 primarily due to stronger foreign currencies and higher average selling prices. Pharmaceutical Services had a quarterly revenue decline due to volume decrease.

         Performance Products and Services profitability in the quarter increased $3 million versus the prior-year quarter. This increase was primarily due to higher net sales and favorable manufacturing variances, partially offset by higher raw material costs and severance charges.

         For the first half of 2003, Performance Products and Services net sales increased $35 million over the comparable prior year period primarily due to favorable currency exchange rate fluctuations. Segment profitability declined by $1 million primarily because of severance charges associated with workforce reductions and increased raw material costs, partially offset by increased sales.

         Integrated Nylon's net sales for the second quarter of 2003 increased $10 million compared to the second quarter of 2002 driven by improved sales prices, which more than offset volume declines. Price increases occurred principally in nylon intermediate chemicals. In addition, carpet fibers recorded improvements in average selling prices following an April 1 price increase. Sales volumes were down considerably in the acrylic fiber business reflecting weakness in the U.S. textiles industry. Carpet volumes were down modestly in line with industry trends.

         Integrated Nylon's segment profitability decreased $30 million over the prior year quarter. This was primarily due to higher raw material and energy costs of approximately $50 million and severance charges driven by cost reduction initiatives incurred in the quarter, partially offset by higher net sales.

         For the first half of 2003, Integrated Nylon's net sales increased $67 million over the comparable prior year period because of higher average selling prices. Segment profitability declined by $48 million primarily because of higher raw material and energy costs of approximately $110 million and severance charges associated with cost reduction initiatives, partially offset by increased sales.

LIQUIDITY

         Cash used in continuing operations was $6 million in the second quarter of 2003, compared to cash provided by continuing operations of $53 million in the second quarter of 2002. Solutia reported negative free cash flow (cash flow from continuing operations less capital expenditures as presented on the statement of cash flows) of $12 million for the second quarter, after funding $6 million of capital expenditures. This compares to free cash flow of $37 million in the second quarter of 2002, after funding $16 million of capital expenditures. The decrease in free cash flow was principally due to lower earnings, lower dividends from equity affiliates and timing of certain accounts payable disbursements.

         Solutia reported negative free cash flow of $87 million from continuing operations for the first half of 2003, after funding $46 million of capital expenditures. Capital expenditures in the first half of 2003 included a $32 million purchase of the cogeneration facility at the Pensacola manufacturing site, as required by Solutia's credit facility. This compares to free cash flow of $12 million for the comparable 2002 period, after funding $27 million of capital expenditures. The decrease in free cash flow was principally due to a $60 million income tax refund received in 2002, lower dividends from equity affiliates, higher capital expenditures and lower earnings. At June 30, the Company had borrowing capacity, cash and cash equivalents totaling $146 million.

         In anticipation of weaker-than-expected second quarter results, the Company sought and received an amendment granting relief from certain financial covenants in its $300 million revolving credit facility for the period June 30, 2003 through September 29, 2003. The Company has initiated discussions concerning the refinancing of this credit facility.

OUTLOOK

         While there has been some recent evidence of a domestic recovery as noted in recently published economic data, the Company anticipates that uncertain economic conditions will remain for the foreseeable future.
Early in the third quarter, we have seen a modest decline in feedstock and energy costs but it is unclear whether this will be a sustainable trend for the quarter, given the significant volatility in these markets.

FORWARD LOOKING STATEMENTS

         This press release contains forward-looking statements including statements regarding litigation matters, future cost of raw materials and energy, earnings, and free cash flow. These statements are based on current expectations, but results may differ materially, depending on such important factors as world economic conditions, competitive pressures, gain or loss of significant customers, inability to consummate sale of business, labor relations and disruption of operations, raw material and energy costs, currency fluctuations, success in implementing pricing actions and managing spending, operating rates, exposure to product liability and other litigation costs, environmental remediation, cost of debt, and other factors identified in Solutia's Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the period ended March 31, 2003. These reports are filed with the U.S. Securities and Exchange Commission and can be accessed through Solutia's investor Internet site at www.Solutia.com.

CORPORATE PROFILE

         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

         Solutia...Solutions For A Better Life.

CONFERENCE CALL

         Solutia will host a conference call on Wed., July 30, 2003 at 9 a.m. CDT to discuss its performance. The call will be simulcast on Solutia's homepage at, http://www.solutia.com/pages/corporate/investors/investor_relations.asp under the teleconferences and presentations tab. The call will be available to investors on the Internet site for approximately five days following the call.






                                    -oOo-
Source: Solutia Inc.
St. Louis
Date 7/29/03

                                                   Solutia Inc.
                                    Statement of Consolidated Income (Loss)
                                (Dollars in millions, except per share amounts)
                                                    (Unaudited)

                                                         Three Months Ended               Six Months Ended
                                                               June 30,                        June 30,
                                                       -----------------------         -----------------------
                                                          2003         2002               2003         2002
                                                       ----------   ----------         ----------   ----------
Net Sales                                              $      611   $      585         $    1,207   $    1,105
Cost of Goods Sold                                            535          489              1,062          922
                                                       ----------   ----------         ----------   ----------
Gross Profit                                                   76           96                145          183

Marketing Expenses                                             40           36                 79           71
Administrative Expenses                                        33           31                 63           63
Technological Expenses                                         11           12                 23           23
Amortization Expense                                            -            -                  1            1
                                                       ----------   ----------         ----------   ----------

Operating Income (Loss)                                        (8)          17                (21)          25
Equity Earnings (Loss) from
Affiliates - Net of Tax                                         -            4                 (2)          12
Interest Expense                                              (25)         (16)               (48)         (35)
Other Income - Net                                              1            2                  8            9
                                                       ----------   ----------         ----------   ----------
Income (Loss) Before Income Taxes                             (32)           7                (63)          11
Income Taxes (Benefit)                                        (11)          (4)               (25)          (4)
                                                        ----------  -----------        ----------   ----------
Income (Loss) from Continuing Operations
Before Discontinued Operations and Cumulative
Effect of Change in Accounting Principle                      (21)          11                (38)          15
Income (Loss) from Discontinued Operations,
Net of Tax                                                      -           12                 (2)          22
Cumulative Effect of Change in Accounting
Principle, net of tax                                           -            -                  -         (167)
                                                       ----------   ----------         ----------   ----------
Net Income (Loss)                                      $      (21)  $       23         $      (40)  $     (130)
                                                       ----------   ----------         ----------   ----------


Diluted Earnings (Loss) Per Share                      $    (0.20)  $     0.22         $    (0.38)  $    (1.24)
                                                       ----------   ----------         ----------   ----------

Weighted Average Equivalent Shares                          104.6        105.1              104.6        105.1
                                                       ----------   ----------         ----------   ----------

                                                  Solutia Inc.
                                                  Segment Data
                                             (Dollars in millions)
                                                  (Unaudited)

                                                         Three Months Ended               Six Months Ended
                                                              June 30,                         June 30,
                                                       -----------------------         -----------------------
                                                          2003         2002               2003         2002
                                                       ----------   ----------         ----------   ----------
                                                           Net          Net                Net          Net
                                                          Sales        Sales              Sales        Sales
                                                       ----------   ----------         ----------   ----------
Segment:
   Performance Products and Services                   $      261   $      245         $      504   $      469
   Integrated Nylon                                           350          340                703          636
                                                       ----------   ----------         ----------   ----------
Consolidated Totals                                           611          585              1,207        1,105
                                                       ----------   ----------         ----------   ----------

                                                         Profit       Profit             Profit       Profit
                                                       ----------   ----------         ----------   ----------
Segment:
   Performance Products and Services (a)               $       26   $       23         $       43   $       44
   Integrated Nylon (b)                                       (20)          10                (31)          17
                                                       ----------   ----------         ----------   ----------
Segment Totals                                                  6           33                 12           61
Corporate Expenses (c)                                        (14)         (15)               (29)         (32)
Equity Earnings (Loss) from
   Affiliates - Net of Tax (d)                                  -            3                 (3)          11
Interest Expense                                              (25)         (16)               (48)         (35)
Other Income - Net (e), (f)                                     1            2                  5            6
                                                       ----------   ----------         ----------   ----------
Income Before Income Taxes                             $      (32)  $        7         $      (63)  $       11
                                                       ----------   ----------         ----------   ----------

(a) Performance Products and Services profit for three and six months ended June 30, 2003, includes severance charges of $5 million and $11 million, respectively, related to workforce reductions.
(b) Integrated Nylon loss for the three and six months ended June 30, 2003, includes severance charges of $2 million and $5 million, respectively, related to workforce reductions.
(c) For the three and six months ended June 30, 2003, corporate expenses include severance charges of $2 million and $4 million, respectively, related to workforce reductions.
(d) For the three and six months ended June 30, 2003, amounts include severance and other restructuring charges related to workforce reductions at Flexsys and Astaris of $2 million and $7 million, respectively.
(e) For the six months ended June 30, 2003, amount includes a gain of $4 million related to the recovery of certain receivables, established prior to 1997, which had previously been written off.
(f) For the six months ended June 30, 2002, amount includes a gain of $5 million from the sale of Solutia's 50 percent interest in the Advanced Elastomer Systems joint venture.

                                  Solutia Inc.
                 Statement of Consolidated Financial Position
                             (Dollars in millions)

                                                        June 30,     Dec. 31,
                                                          2003         2002
                                                       -----------  ----------
                                                       (Unaudited)
ASSETS

Current Assets:
   Cash and cash equivalents                           $       84   $       17
   Receivables and prepaids                                   424          384
   Deferred income tax benefit                                133          108
   Inventories                                                269          262
   Assets of Discontinued Operations                            -          636
                                                       ----------   ----------
      Total Current Assets                                    910        1,407
                                                       ----------   ----------

Net Property, Plant and Equipment                             924          930
Investments in Affiliates                                     254          232
Net Goodwill                                                  146          144
Net Identified Intangible Assets                               67           66
Long-term Deferred Income Tax Benefit                         304          290
Other Assets                                                  335          273
                                                       ----------   ----------
Total Assets                                           $    2,940   $    3,342
                                                       ----------   ----------

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities:
   Accounts payable                                    $      212   $      234
   Accrued liabilities                                        445          449
   Short-term debt                                            120          358
   Liabilities of Discontinued Operations                       -          165
                                                       ----------   ----------
      Total Current Liabilities                               777        1,206
                                                       ----------   ----------

Long-Term Debt                                                863          839
Postretirement Liabilities                                  1,162        1,164
Other Liabilities                                             384          382

Shareholders' Deficit:
   Common stock                                                 1            1
   Additional Contributed Capital                              19           19
   Treasury stock                                            (251)        (251)
   Net deficiency of assets at spinoff                       (113)        (113)
   Accumulated other comprehensive loss                      (103)        (146)
   Reinvested earnings                                        201          241
                                                       ----------   ----------
      Total Shareholders' Deficit                            (246)        (249)
                                                       ----------   ----------
Total Liabilities and Shareholders' Deficit            $    2,940   $    3,342
                                                       ----------   ----------

                                              Solutia Inc.
                                 Statement of Consolidated Cash Flows
                                         (Dollars in millions)
                                              (Unaudited)

                                                                                    Six Months Ended
                                                                                        June 30,
                                                                                -----------------------
                                                                                   2003        2002
                                                                                ----------   ----------
Increase (Decrease) in Cash and Cash Equivalents
Operating Activities:
Net loss                                                                        $      (40)  $     (130)
Adjustments to reconcile to Cash From Operations:
        Cumulative effect of change in accounting principle                              -          167
        Depreciation and amortization                                                   68           67
        (Income) loss from discontinued operations, net of tax                           2          (22)
        Amortization of deferred credits                                                (7)          (7)
        Amortization of deferred debt issuance costs and debt discount                   8            4
        Restructuring expenses and other special items                                  23            -
        Net pretax gains from asset disposals                                            -           (6)
        Changes in assets and liabilities:
            Income and deferred taxes                                                  (29)          64
            Trade receivables                                                          (34)         (56)
            Inventories                                                                 (7)         (15)
            Accounts payable                                                           (22)          24
            Other assets and liabilities                                                (3)         (51)
                                                                                ----------   ----------
Cash Provided by (Used in) Continuing Operations                                       (41)          39
Cash Provided by (Used in) Discontinued Operations                                     (11)          10
                                                                                ----------   ----------
Cash Provided by (Used in) Operations                                                  (52)          49
                                                                                ----------   ----------

Investing Activities:
  Property, plant and equipment purchases                                              (46)         (27)
  Acquisition and investment payments, net of cash acquired                            (27)         (17)
  Property disposals and investment proceeds                                            (1)         102
                                                                                ----------   ----------
Cash Provided by (Used in) Investing Activities - Continuing Operations                (74)          58
Cash Provided by (Used in) Investing Activities - Discontinued Operations              477           (6)
                                                                                ----------   ----------
Cash Provided by Investing Activities                                                  403           52
                                                                                ----------   ----------

Financing Activities:
  Net change in short-term debt obligations                                           (239)        (109)
  Deferred debt issuance cost                                                            -           (1)
  Common stock issued under employee stock plans                                         -            2
  Other financing activities                                                           (40)          (3)
                                                                                ----------   ----------
Cash Used in Financing Activities - Continuing Operations                             (279)        (111)
Cash Used in Financing Activities - Discontinued Operations                             (5)           -
                                                                                ----------   ----------
Cash Used in Financing Activities                                                     (284)        (111)
                                                                                ----------   ----------

Increase (Decrease) in Cash and Cash Equivalents                                        67          (10)

Cash and Cash Equivalents:
Beginning of Year                                                                       17           23
                                                                                ----------   ----------
End of Period                                                                   $       84   $       13
                                                                                ----------   ----------

                                                      Three Months Ended            Six Months Ended
                                                           June 30,                     June 30,
                                                    -----------------------     -----------------------
                                                       2003         2002           2003         2002
                                                    ----------   ----------     ----------   ----------
Free Cash Flow Reconciliation:
Cash Provided by (Used in) Continuing Operations            (6)          53            (41)          39
Less: Property, plant and equipment purchases                6           16             46           27
                                                    ----------   ----------     ----------   ----------
Free Cash Flow                                      $      (12)  $       37     $      (87)  $       12
                                                    ----------   ----------     ----------   ----------
